EX-99.B(d)(2)(xiii)

APPENDIX A

C&B INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO FUNDS TRUST

Funds Trust Funds

C&B Mid Cap Value Fund

Value Fund (formerly named the C&B Tax-Managed Value Fund)

Most recent annual approval by the Board of Trustees: April 4, 2005

Appendix A amended: November 8, 2005

SCHEDULE A

C&B INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO FUNDS TRUST

This fee agreement is made as of the 24th day of March, 2004, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and Cooke & Bieler, L.P. (the “Sub-Adviser”).

WHEREAS, the parties and Wells Fargo Funds Trust have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”); and

WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as indicated below;

NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to each Fund’s average daily net assets throughout the month:

Name of Fund	Breakpoints	Sub-Advisory Rate
C&B Mid Cap Value Fund	0-250M 250M-500M 500M-750M >750M	0.55 0.50 0.45 0.40	% % % %

Value Fund (formerly named the C&B Tax-Managed Value Fund)	0-250M 250M-500M 500M-750M >750M	0.45 0.40 0.35 0.30	% % % %

The foregoing fee schedule is agreed to as of November 8, 2005 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ Andrew Owen
Andrew Owen
Senior Vice President

COOKE & BIELER, L.P.
By CBGP, LLC, its sole general partner

By:	/s/ Kermit S. Eck
Kermit S. Eck
Manager

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